EXHIBIT 10.2

RAVEN GOLD A LASKA INC.
c/o Suite 2300 - 1 177 West Hasting St.
Vancouver, BC V6E 2KJ Canada February 1 2, 2014

Via Email and Fax

Terra Gold Corporation
Attention:  Greg Schifrin, President and CFO 120 East Lake St., Suite 40 1
Sandpoint, ID 83864

Re:           Letter Agreement

This Letter Agreement ("Letter Agreement") is made as of February 12, 2014, by and between Raven Gold Alaska lnc, an Alaska corporation ("Raven") and Terra Gold Corporation. an Alaska corporation ("Terra Gold"), with respect to the sale by Raven to Terra Gold of Raven's entire interest in the mining claims and other assets that make up the Terra project, located in the southwest Alaska Range, 1 30 miles west-northwest of Anchorage, Alaska ("Terra Project"), that is U1e subject of that certain Terra Gold Project Exploration, Development and Mine Operating Agreement dated September 15, 2010 (the "Terra Gold JV Agreement") between Raven and Terra Gold.

Raven and Terra Gold hereby agree as follows:

I.	Purpose of Letter Agreement. Terra Gold desires to acquire I 00% of Raven's interest in the Terra Project. including not only Raven's interest in the Claims (as defined in Section

2) but also Raven 's interest in all other Assets (as such term is defined in the Terra Gold

N Agreement), and Raven is willing to sell its entire interest in the Terra Project

(including both the Claims and the other Assets) to Terra Gold upon the terms set forth in this Letter Agreement.
Property Subject to the Joint Venture. The Terra Project is a mineral exploration prospect located on an Alaska State claim block consisting of 344 Alaska state mining claims (the "Claims") covering approximately 55,040 acres (as more specifically set out in Schedule A). Raven represents and warrants to Terra Gold that:

(a)	Raven is the sole registered and legal holder of 339 Claims ("Raven Claims"), subject to the Terra Gold JV Agreement, and the Raven Claims are presently in good standing with respect to:
(i)    the doing and filing of assessment work for the assessment year ended September l , 2013 (subject to the acknowledgement below), and

Terra Gold Corporation
February 12, 2014

(ii)	payment of applicable claim rental fees for the rental year beginning on September I , 2013, and ending September l , 2014; and

(b)
As of the effective date of the Porterfield Lease (as defined below in Section 8). Ben Porterfield was the sole registered and legal holder of 5 Claims
("Porterfield Claims"),
subject to the Porterfield Lease (under which Raven is the sole lessee, subject to the Terra Gold JV Agreement), and The Porterfield Claims are,
to the knowledge of Raven, presently in good standing with respect to:

(i)	the doing and filing of assessment work for the assessment year ended September I.2013 (subject to the acknowledgement below), and

(ii)	payment of applicable claim rental fees for the rental year beginning on September I.2013, and ending September I , 2014.

Terra Gold acknowledges that the assessment work filings for the assessment year ended September I , 2013 were prepared and filed by Terra Gold with respect to work carried out on the Claims by Terra Gold (or its affiliates or contractors) during said assessment work yea, and Raven makes no confirmation, representation or warranty with respect to the validity of such filings or of the work reported therein for assessment work purposes.

Raven further represents and warrants to Terra Gold as follows respecting the Claims:

(a) the Claims are subject to the title exceptions and encumbrances set forth on Exhibit A attached to the form of Deed, Assignment and Bill of Sale attached hereto as Exhibit I ; and

(b)    except as set forth in said Exhibit A, the Claims are free and clear of any and all liens, mortgages, deeds of trust, security interests, encumbrances, or other interests of third parties arising by, through or under Raven.

Raven makes no warranty respecting either (a) the existence of a discovery or any other mineralization on any of the Claims or (b) the existence of legal or practical access to the Claims.

3.           Sale of Raven's Interest in the Terra Project.

(a)                      Following the execution of this Letter Agreement by Raven and Terra Gold and the receipt of Ben Porterfield's written consent to this transaction as provided in
Section 8, and upon the payment by Terra Gold to Raven of the consideration set forth in Section 3
(b)              Raven's entire interest in the Terra Project, including the Terra Project Assets, shall be transferred and assigned to Terra Gold by the execution by the parties and the delivery by Raven to
Terra Gold of a Deed

Terra Gold Corporation
February 12, 2014

Assignment, and Bill of Sale in the form attached hereto as Exhibit l, and the Terra Gold JV Agreement between the parties shall term mate and be of no further force and effect.

(b)	The consideration for the sale of Ra\ en's interest in the Terra Project and the Terra Project Assets, and for the termination of the Terra Gold JV Agreement shall be as follows (the "Consideration"):

(i)
USO S 1,800,000 payable by Terra Gold (or an affiliate of Terra Gold) to the designated bank account of Raven set forth in Section 1 I  below by wire transfer on the date this Letter Agreement is signed by both parties; and

(ii)	the delivery by Terra Gold to Raven of 200,000 shares {free trading to the extent possible) of the common stock of WestMountain Gold, Inc.

(c)
Following the execution and delivery of the Deed, Assignment and Bill of Sale in the form attached hereto as Exhibit l, Terra Gold shall have 45 days in which to confirm to its satisfaction that (i) the Claims are in good standing (other than as to the existence of a discovery on any of the Claims) and (ii) record title to the Claims is as represented and warranted by Raven. If Terra Gold ad vise Raven of any material potential defects identified during said 45-day period, Terra Gold shall have the right to elect at that time to terminate and unwind this Letter Agreement, whereupon the parties shall be restored to their respective positions as if this Letter Agreement had never been executed. If Terra Gold elects not to to  terminate and unwind this Letter Agreement  as provided  above, this Letter Agreement shall be deemed  fully performed  and concluded. Nothing here in shall affect Terra Gold's ril?hts to pursue damages  for breach of any warranty of title set forth in the Deed, Assignment, and Bill of Sale executed and delivered as provided herein.

4.
Satisfaction and Release. Raven hereby acknowledges and agrees that upon payment of the Consideration, no further payments shall be due to Raven from Terra Gold under the Terra Gold Agreement, and each party shall be fully released from its obligations to each other or affiliates of each other under the Terra Gold JV Agreement. Without limiting the generality of the foregoing sentence, no additional royalty for any past mining activity by Terra Gold up to the date of this Letter Agreement is due from Terra Gold to Raven, and Raven hereby acknowledges that it has received all royalty payments to which i t is due as of the date of this Letter Agreement.

Terra Gold Corporation
February 12, 2014

5.	Termination of Terra Gold JV Agreement. Assuming payment of the Consideration in accordance with Section 3(b) above, the Terra Gold JV Agreement shall terminate on the date hereof.

6.
Execution of FurtherDocuments and Agreements. To the extent necessary to carry out the intent of this Letter Agreement and record the transfer and sale of Raven's interest in the Terra Project and the Terra Project Assets.
Raven and Terra agree to proceed in mutual good faith and with best efforts to prepare and execute any and all documents and agreements necessary. However, assuming payment of the Consideration is made in accordance with Section 3(b), the failure of the parties to execute any such documents or agreements shall not affect Terra Gold's ownership of Raven's interest in the Terra Project, the Claims or any other Assets. from the date of this Letter Agreement forward nor shall the Terra Gold N Agreement be of further force and effect after the date hereof.

7.
Letter of Intent. For clarification only, the parties hereby acknowledge and confirm that the Letter of Intent dated as of February 19. 2013 (the 'Letter of Intent) between the parties with respect to the sale of the Raven JV Interest has expired is of no further force and effect, and has been superseded by this Letter Agreement.

8.
Porterfield Royalty Payments. Pursuant to the lease agreement dated March 22, 2005 between Ben Porterfield ("Porterfield") and AngloGold Ashanti (USA) Exploration Inc.
("AngloGold"), as assigned by AngloGold to Talon Gold Alaska, Inc. ("Talon Gold")
and further assigned by Talon Gold to Raven, and as amended by an agreement dated
January 7, 201 1 ("Porterfield Lease"), Porterfield has leased the Porterfield Claims to Raven and maintains certain rights therein including the right to receive a net smelter return royalty on certain production from the Terra Project as set forth in the
Porterfield Raven's entire rights in, under, and respecting the Porterfield Lease shall be transferred to Terra Gold as part of the Assets of the Terra Project,  Lease.
Raven has the right to purchase a portion of such royalty as set forth in the Porterfield Lease. Subject to the consent by Porterfield to such transfer. to the extent necessary or required by the Porterfield Lease, which consent shall be obtained within 10 days of the date of this Letter Agreement. If such consent is not obtained within the foregoing time period, either party may elect to terminate this Letter Agreement, whereupon the parties shall be restored to their respective positions as if this Letter Agreement had never been executed.

9.	Representations and Warranties. Each party represents to the other that:

(a)
It is a corporation duly organized, validly existing, and in good standing under thelaws of the State of Alaska; it has all the requisite corporate power and authority to carry on its business as it is now
being conducted and to own or lease and operate its properties as, and in the places where, such business now is conducted and where such properties now are owned or leased and operated; it has all the requisite corporate power and authority to execute and deliver this
Letter Agreement; it has all the requisite corporate power and authority to perform i ts obligations under this Letter Agreement; and the execution, delivery and performance of this Letter Agreement have been duly authorized by alJ necessary corporate action.

Terra Gold Corporation
February 12, 2014

(a)
This Letter Agreement has been duly executed and delivered and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency,
reorganization, moratorium, and other laws affecting creditors' rights generally and to general principles of equity.

(b)
The execution, delivery and performance of this Letter Agreement by such party and the consummation by such of the transactions contemplated hereby and thereby do not and will not result in any conflict with or breach or violation of or default under such party's articles of incorporation or bylaws.

(c)
No action, suit, proceeding, or governmental investigation is pending or to the knowledge of such party, threatened against such party which (a) challenges or may challenge the validity of this Letter Agreement or (b) seeks to enjoin or otherwise restrain the transactions contemplated herein . No order, judgment, injunction or decree of any governmental authority is outstanding against such party or any of the Claims and/or Assets that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (a) or (b).

(d)
No investment banker, financial advisor, broker, or finder has acted for or on behalf of such party or any affiliate of such party in connection with this Letter Agreement or the transactions contemplated by this Letter Agreement. No investment banker, financial advisor, broker, or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of such party or any affiliate of such party for which either party has or will have any liabilities or obligations (contingent or otherwise).

I0.	Expenses Terra Gold and Raven will each pay their own respective expenses incurred in connection with this Letter Agreement.

Terra Gold Corporation
February 12, 2014

11.	Bank Account. The cash portion of the Consideration set forth in Section 3(b) shall be paid to Raven at its bank account as follows:

12.
Notice Any notice or other communication required or contemplated under this Letter Agreement to be given by one party to the other shall be personally delivered, faxed or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

(a)	If to Raven Gold Alaska: Raven Gold Alaska Inc. c/o Suite :2300- 1 177 West Hasting St. Vancouver, British Columbia V6E 2K3 Attention: Jeffrey Pontius. CEO Fax Number: 1-604-408-7499

(b)	If to Terra Gold Corporation Terra Gold Corporation c/o 120 East Lake St, Suite 401 Sandpoint, Idaho 83864 Attention : Greg Schifrin, President and CFO Fax Number: 208-906-8621

14.	Miscellaneous Provisions.

(a)	This Letter Agreement will be governed by and interpreted under the laws of the State of Alaska.

(b)	All references in this Letter of Agreement to dollar amounts are to United States currency.

(c)
This Letter Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document.
AJJ counterparts will be construed together and constitute one

Terra Gold Corporation
February 12, 2014

and the same document. Notwithstanding the foregoing, at least one counterpart of the Deed, Assignment, and Bill of Sale shall be executed by all parties and recorded by Terra Gold after Porterfield 's written consent has been obtained by Terra Gold and provided to Raven.

*****

If you are in agreement with the foregoing, please execute this Letter Agreement in the space provided below and return a signed copy to us.

RAVEN GOLD ALASKA INC.,
an Alaska corporation

By:	/s/
Name:	Jeff Pontius, CEO

TERRA GOLD CORPORATION,
an Alaska corporation

By:	/s/
Name:	Gregory Schifrin

Attachments:

Schedule A: Claims
Exhibit I: Deed, Assignment, and Bill of Sale